Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-57972 on Form S-3 of our report dated March 31, 2005, April 20, 2006, as to the effects of the restatement discussed in Note 20 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 20) relating to the financial statements and financial statement schedule of Cray Inc. appearing in the Annual Report on Form 10-K/A of Cray Inc. for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
September 24, 2007